Exhibit 99.1

Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Steve Brecken	Greg Smith
781-522-5127	781-522-5141

Raytheon Reports Strong Fourth Quarter and Full-Year 2005 Results

•	Sales of $6.2 billion, up 9 percent in quarter; $21.9 billion, up 8 percent for year
•	Free cash flow from continuing operations of $1.0 billion in quarter and $2.1 billion for year
•	Net debt of $3.3 billion; reduction of $1.3 billion for year – lowest level in ten years
•	EPS from continuing operations of $0.63 in quarter, up $0.09; $2.08 for year, up $1.09.
•	Strong bookings of $7.3 billion in quarter; backlog of $34.4 billion up $1.9 billion from $32.5 billion in 2004

WALTHAM, Mass., (Feb. 2, 2006) – Raytheon Company (NYSE: RTN) reported fourth quarter 2005 income from continuing operations of $282 million or $0.63 per diluted share compared to $246 million or $0.54 per diluted share in the fourth quarter 2004. Fourth quarter 2005 net income was $276 million or $0.61 per diluted share compared to $245 million or $0.54 per diluted share in the fourth quarter 2004.

“Raytheon had another good year,” said William H. Swanson, Raytheon’s Chairman and CEO. “We had strong results across the Company and ended the year with the lowest net debt in ten years. This once again demonstrates our continued commitment to our customers and shareholders.”

Fourth quarter 2005 results included an after-tax $30 million gain ($45 million pretax) or $0.07 per diluted share from the sale of the Company’s stake in its Indra ATM S.L., a Spanish joint venture. Fourth quarter 2005 results also included an after-tax $19 million impairment charge ($22 million pretax) or $0.04 per diluted share related to the Company’s investment in Flight Options. Also, during the fourth quarter 2005, the Company recorded an after-tax $7 million charge ($10 million pretax) or $0.02 per diluted share from the early redemption of debt. Fourth quarter 2004 results included a net after-tax $13 million charge or $0.03 per diluted share related to a charge for the early redemption of debt partially offset by a benefit from the change in the tax law.

Net sales for the fourth quarter 2005 were $6.2 billion, up 9 percent from $5.7 billion in the fourth quarter 2004. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 5 percent to $4.9 billion from $4.7 billion in the fourth quarter 2004. Raytheon Aircraft Company (RAC) sales for the quarter increased 27 percent to $1,085 million from $853 million in the fourth quarter 2004.

Free cash flow from continuing operations for the fourth quarter 2005 was $1,033 million versus $760 million for the fourth quarter 2004. Free cash flow is defined by the Company as operating cash flow less capital spending and internal use software spending and constitutes a non-GAAP financial measure. See Attachment F “Non-GAAP Financial Measures” for a reconciliation of free cash flow to operating cash flow and a discussion of the Company’s use of non-GAAP financial information.

During the fourth quarter 2005, the Company repurchased 1.2 million shares of common stock for $46 million as part of the Company’s previously announced $700 million share repurchase program. The Company repurchased 11.2 million shares of common stock in 2005 for $436 million. Also during the quarter, the Company retired $196 million of debt, bringing the total year debt reduction to $678 million. Net debt was $3.3 billion at the end of 2005 compared with $4.6 billion at the end of 2004.

Full Year Financial Results

For the full year the Company reported income from continuing operations of $942 million or $2.08 per diluted share compared to $439 million or $0.99 per diluted share in 2004. The Company reported 2005 net income of $871 million or $1.92 per diluted share compared to $417 million or $0.94 per diluted share in 2004. Net income for 2005 included a $71 million after-tax loss in discontinued operations or $0.16 per diluted share, versus $63 million or $0.14 per diluted share in 2004. The 2004 results also included an after-tax charge of $222 million or $0.50 per diluted share for the settlement of a class action shareholder lawsuit.

Total 2005 net sales for the Company were $21.9 billion compared to $20.2 billion for 2004, an increase of 8 percent. Government and Defense sales for the year (after the elimination of intercompany sales) increased 6 percent to $18.2 billion from $17.2 billion in 2004. RAC sales for the year increased 18 percent to $2.9 billion from $2.4 billion in 2004.

Free cash flow from continuing operations was $2.1 billion in 2005 compared to $1.6 billion in 2004.

Summary Financial Results (in millions, except per share data)	4th Quarter		% Change	Full Year		% Change
	2005	2004		2005	2004
Net Sales	$6,210	$5,704	9%	$21,894	$20,245	8%
Total Operating Expenses	5,741	5,264		20,207	18,857

Operating Income	469	440	7%	1,687	1,388	22%
Non-operating Expenses	35	148		247	809

Income from Cont. Ops. before Taxes	$434	$292	49%	$1,440	$579	149%

Income from Continuing Operations	$282	$246	15%	$942	$439	115%

Net Income	$276	$245	13%	$871	$417	109%

Diluted EPS from Continuing Operations	$0.63	$0.54	17%	$2.08	$0.99	110%

Diluted EPS	$0.61	$0.54	13%	$1.92	$0.94	104%

Free Cash Flow from Cont. Operations	$1,033	$760		$2,133	$1,648

Bookings and Backlog

Bookings (in millions)	4th Quarter		Full Year
	2005	2004	2005	2004
Bookings
Government and Defense	$5,230	$4,200	$20,546	$21,867
Commercial	2,094	1,275	4,282	3,833

Total Bookings	$7,324	$5,475	$24,828	$25,700

Backlog (in millions)	Period ending
	12/31/05	12/31/04
Backlog	$34,419	$32,543
Funded Backlog	$17,580	$18,403

The Government and Defense businesses reported fourth quarter 2005 bookings of $5.2 billion with full-year 2005 bookings of $20.5 billion. The Government and Defense businesses ended 2005 with a backlog of $31.2 billion, an increase of $1.6 billion over year end 2004.

RAC’s fourth quarter 2005 bookings were $1.8 billion compared to $1.1 billion in the fourth quarter 2004. During the quarter, NetJets Inc. placed an order with a value in excess of $1 billion for 50 new Hawker 4000 super-midsize business jets and a related maintenance program. Full-year 2005 bookings were $3.5 billion versus $3.1 billion for 2004.

Raytheon ended the year with a total backlog of $34.4 billion compared to $32.5 billion at the end of 2004.

Outlook

2006 Financial Outlook	Prior *	Current
Bookings	$22.0B - $23.0B	$22.0B - $23.0B
Net Sales	$23.1B - $23.6B	$23.1B - $23.6B
FAS/CAS Pension Expense	$362M	$360M
Interest Expense, net	$250M - $260M	$245M - $255M
Diluted Shares	451M	449M
EPS from Cont. Ops.	$2.40 - $2.50	$2.45 - $2.55
Net Debt	$3.1B - $3.3B	$2.6B - $2.8B
Operating Cash Flow	$1.7B - $1.9B	$1.7B - $1.9B

*	As of December 1, 2005

The Company has increased full-year 2006 guidance for earnings per share from continuing operations primarily as a result of a $16 million after-tax gain in 2006 ($25 million pretax) or $0.04 per diluted share from the sale of the Company’s interest in Space Imaging. Charts containing additional information on the Company’s 2006 guidance are available on the Company’s website at www.raytheon.com.

Segment Results

Integrated Defense Systems

	4th Quarter		% Change	Full Year		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$1,042	$914	14%	$3,807	$3,456	10%
Operating Income	$154	$119	29%	$548	$417	31%
Operating Margin	14.8%	13.0%		14.4%	12.1%

Integrated Defense Systems (IDS) had fourth quarter 2005 net sales of $1,042 million, up 14 percent compared to $914 million in the fourth quarter 2004, primarily due to growth in international programs, DD(X), and the Cobra Judy program. IDS recorded $154 million of fourth quarter 2005 operating income compared to $119 million in the fourth quarter 2004. Operating income was higher primarily due to increased sales on international programs and program performance improvements.

During the quarter, IDS booked $379 million for ship integration and detail design for the U.S. Navy’s DD(X) Destroyer. IDS also booked $308 million for Joint Land Attack Cruise Missile Defense Elevated Netted Sensor System (JLENS) development for the U.S. Army.

Intelligence and Information Systems

	4th Quarter		% Change	Full Year		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$688	$630	9%	$2,509	$2,334	7%
Operating Income	$63	$53	19%	$229	$203	13%
Operating Margin	9.2%	8.4%		9.1%	8.7%

Intelligence and Information Systems (IIS) had fourth quarter 2005 net sales of $688 million, up 9 percent compared to $630 million in the fourth quarter 2004, primarily due to continued growth in classified programs. IIS recorded $63 million of operating income compared to $53 million in the fourth quarter 2004.

During the quarter, IIS booked $336 million on a number of classified contracts, bringing the total classified bookings for the year to over $1.5 billion.

Missile Systems

	4th Quarter		% Change	Full Year		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$1,122	$1,012	11%	$4,124	$3,844	7%
Operating Income	$118	$114	4%	$431	$436	-1%
Operating Margin	10.5%	11.3%		10.5%	11.3%

Missile Systems (MS) had fourth quarter 2005 net sales of $1,122 million, up 11 percent compared to $1,012 million in the fourth quarter 2004, primarily due to a ramp up on Tactical Tomahawk and several developmental programs. MS recorded $118 million of operating income compared to $114 million in the fourth quarter 2004. Last year’s fourth quarter operating income included cost recovery for previous years’ restructuring actions.

During the quarter, MS booked $236 million for the production of Standard Missile-2 (SM-2) for foreign military sales. MS also booked $152 million for the production of 198 Evolved SeaSparrow Missiles (ESSM) for the U.S. Navy and six allied nations.

Network Centric Systems

	4th Quarter		% Change	Full Year		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$806	$824	-2%	$3,205	$3,050	5%
Operating Income	$89	$87	2%	$333	$269	24%
Operating Margin	11.0%	10.6%		10.4%	8.8%

Network Centric Systems (NCS) had fourth quarter 2005 net sales of $806 million compared to $824 million in the fourth quarter 2004. NCS recorded operating income of $89 million compared to $87 million in the fourth quarter 2004.

During the quarter, NCS booked $109 million to provide Command and Independent Viewer (CIV) Systems for the Bradley Program. NCS also booked $97 million for Firefinder locating radars for the U.S. Army, bringing the total Firefinder bookings for the year to $240 million.

Space and Airborne Systems

	4th Quarter		% Change	Full Year		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$1,145	$1,141	0%	$4,175	$4,068	3%
Operating Income	$162	$159	2%	$606	$568	7%
Operating Margin	14.1%	13.9%		14.5%	14.0%

Space and Airborne Systems (SAS) had fourth quarter 2005 net sales of $1,145 million compared to $1,141 million in the fourth quarter 2004. SAS recorded $162 million of operating income compared to $159 million in the fourth quarter 2004.

During the quarter, SAS booked $142 million for the production of F-15 radars for Singapore. SAS also booked $119 million for the production of Advanced Targeting Forward Looking Infrared (ATFLIR) pods and spares for the U.S. Navy.

Technical Services

	4th Quarter		% Change	Full Year		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$525	$570	-8%	$1,980	$1,987	0%
Operating Income	$39	$44	-11%	$146	$148	-1%
Operating Margin	7.4%	7.7%		7.4%	7.4%

Technical Services (TS) had fourth quarter 2005 net sales of $525 million compared to $570 million in the fourth quarter 2004. This decline is consistent with our projected reduction in sales due to the completion of several large programs. TS recorded operating income of $39 million in the fourth quarter of 2005 compared to $44 million in the fourth quarter 2004.

During the quarter, TS booked $86 million on the Live Training Program with the U.S. Army.

Aircraft

	4th Quarter		% Change	Full Year		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$1,085	$853	27%	$2,856	$2,421	18%
Operating Income	$73	$47	55%	$142	$63	125%
Operating Margin	6.7%	5.5%		5.0%	2.6%

Raytheon Aircraft Company (RAC) had fourth quarter 2005 net sales of $1,085 million, up 27 percent compared to $853 million in the fourth quarter 2004, primarily due to higher new commercial and special mission aircraft deliveries. RAC recorded operating income of $73 million in the quarter compared to $47 million in the fourth quarter 2004. Operating income was higher due to commercial and special mission volume and delivery mix, and continued improved operating performance.

During the quarter, RAC received an order from NetJets Inc. for 50 new Hawker 4000 super-midsize business jets. These aircraft will be delivered in the 2007 - 2015 timeframe and have an aggregate value totaling more than $1 billion including the related maintenance program. Also during the quarter, RAC received a $270 million contract modification from the U.S. government for the Lot 13 option exercise of JPATS T-6A.

Other

Net sales for the Other segment in the fourth quarter 2005 were $215 million compared to $183 million in the fourth quarter 2004. The segment recorded an operating loss of $51 million in the fourth quarter 2005 compared to an operating loss of $11 million in the comparable quarter in 2004. The fourth quarter 2005 included the impairment charge related to the Company’s investment in Flight Options.

Discontinued Operations

During the quarter, the Company recorded an after-tax loss from discontinued operations of $6 million. In January 2006, the Company resolved the purchase price dispute related to the Company’s $1.1 billion sale of its Aircraft Integration Systems business (AIS) in 2002 and recorded a $17 million after-tax charge in the fourth quarter 2005. The Company also recorded an $11 million after-tax benefit at its former engineers and constructors business primarily related to the receipt of insurance proceeds from the class action lawsuit settled earlier in 2005.

Raytheon Company (NYSE: RTN), with 2005 sales of $21.9 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s 2006 financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: risks associated with the Company’s U.S. government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies and procurement, aircraft manufacturing and other regulations; the impact of competition; the ability to develop products and technologies; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; the potential impairment of the Company’s goodwill; risks associated with the general aviation, commuter and fractional ownership aircraft markets; accidents involving the Company’s aircraft; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; risks associated with acquisitions, joint ventures and other business arrangements; the impact of changes in the Company’s credit ratings; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release.

Conference Call on the Fourth Quarter 2005 Financial Results

Raytheon’s financial results conference call will be Thursday, February 2, 2006 at 9 a.m. ET. Participants will be William H. Swanson, Chairman and CEO, Biggs C. Porter, vice president and corporate controller, and acting CFO, and other Company executives.

The dial-in number for the conference call will be (866) 800 - 8651. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

# # #

Attachment A

Raytheon Company

Financial Information

Fourth Quarter 2005

(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Net sales	$6,210	$5,704	$21,894	$20,245

Cost of sales	5,177	4,739	18,230	16,981
Administrative and selling expenses	421	399	1,474	1,385
Research and development expenses	143	126	503	491

Total operating expenses	5,741	5,264	20,207	18,857

Operating income	469	440	1,687	1,388

Interest expense	75	92	312	418
Interest income	(14)	(12)	(52)	(45)
Other (income) expense, net	(26)	68	(13)	436

Non-operating expense, net	35	148	247	809

Income from continuing operations before taxes	434	292	1,440	579
Federal and foreign income taxes	152	46	498	140

Income from continuing operations	282	246	942	439
Loss from discontinued operations, net of tax	(6)	(1)	(71)	(63)

Income before accounting change	276	245	871	376
Cumulative effect of change in accounting principle, net of tax	—	—	—	41

Net income	$276	$245	$871	$417

Earnings per share from continuing operations
Basic	$0.64	$0.55	$2.11	$1.00
Diluted	$0.63	$0.54	$2.08	$0.99
Loss per share from discontinued operations
Basic	$(0.02)	$—	$(0.16)	$(0.14)
Diluted	$(0.02)	$—	$(0.16)	$(0.14)
Earnings per share from cumulative effect of change in accounting principle
Basic	$—	$—	$—	$0.09
Diluted	$—	$—	$—	$0.09
Earnings per share
Basic	$0.62	$0.54	$1.95	$0.95
Diluted	$0.61	$0.54	$1.92	$0.94
Average shares outstanding
Basic	442.6	450.2	447.0	438.1
Diluted	449.0	456.4	453.3	442.2

Attachment B

Raytheon Company

Segment Information

Fourth Quarter 2005

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Integrated Defense Systems	$1,042	$914	$154	$119	14.8%	13.0%
Intelligence and Information Systems	688	630	63	53	9.2%	8.4%
Missile Systems	1,122	1,012	118	114	10.5%	11.3%
Network Centric Systems	806	824	89	87	11.0%	10.6%
Space and Airborne Systems	1,145	1,141	162	159	14.1%	13.9%
Technical Services	525	570	39	44	7.4%	7.7%
Aircraft	1,085	853	73	47	6.7%	5.5%
Other	215	183	(51)	(11)	-23.7%	-6.0%
FAS/CAS Pension Adjustment	—	—	(116)	(118)
Corporate and Eliminations	(418)	(423)	(62)	(54)

Total	$6,210	$5,704	$469	$440	7.6%	7.7%

	Net Sales Twelve Months Ended		Operating Income Twelve Months Ended		Operating Income As a Percent of Sales Twelve Months Ended
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Integrated Defense Systems	$3,807	$3,456	$548	$417	14.4%	12.1%
Intelligence and Information Systems	2,509	2,334	229	203	9.1%	8.7%
Missile Systems	4,124	3,844	431	436	10.5%	11.3%
Network Centric Systems	3,205	3,050	333	269	10.4%	8.8%
Space and Airborne Systems	4,175	4,068	606	568	14.5%	14.0%
Technical Services	1,980	1,987	146	148	7.4%	7.4%
Aircraft	2,856	2,421	142	63	5.0%	2.6%
Other	781	675	(117)	(40)	-15.0%	-5.9%
FAS/CAS Pension Adjustment	—	—	(465)	(474)
Corporate and Eliminations	(1,543)	(1,590)	(166)	(202)

Total	$21,894	$20,245	$1,687	$1,388	7.7%	6.9%

Attachment C

Raytheon Company

Other Information

Fourth Quarter 2005

	Backlog (In millions)		Funded Backlog (In millions)
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Integrated Defense Systems	$8,010	$6,628	$3,009	$3,454
Intelligence and Information Systems	4,077	4,066	642	811
Missile Systems	8,040	8,341	4,443	4,517
Network Centric Systems	4,307	3,587	2,839	2,623
Space and Airborne Systems	5,220	5,216	2,851	3,127
Technical Services	1,594	1,773	916	939
Aircraft	2,891	2,638	2,600	2,638
Other	280	294	280	294

	$34,419	$32,543	$17,580	$18,403

Government and Defense businesses	$31,248	$29,611	$14,700	$15,471

U.S. government backlog included above	$27,171	$25,525

	Bookings (In millions) Three Months Ended		Bookings (In millions) Twelve months ended
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Government and Defense businesses	$5,230	$4,200	$20,546	$21,867
Commercial businesses	2,094	1,275	4,282	3,833

	$7,324	$5,475	$24,828	$25,700

	New Aircraft Deliveries (Units) Three Months Ended		New Aircraft Deliveries (Units) Twelve months ended
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Hawker 800XP	26	17	58	50
Premier I / IA	19	14	30	37
Hawker 400XP	19	14	53	28
King Air	46	46	114	104
1900D Commuter	—	—	—	1
Pistons	53	35	99	93
T-6A	14	16	62	67

Total	177	142	416	380

	New Aircraft Bookings (Units) Three Months Ended		New Aircraft Bookings (Units) Twelve months ended
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Hawker 4000	50	2	52	4
Hawker 800XP	12	17	43	79
Premier I / IA	17	13	34	34
Hawker 400XP	18	11	39	43
King Air	36	45	138	139
1900D Commuter	—	—	—	1
Pistons	12	35	70	157
T-6A	54	50	60	57

Total	199	173	436	514

Attachment D

Raytheon Company

Preliminary Financial Information

Fourth Quarter 2005

(In millions)

Balance sheets

	31-Dec-05	31-Dec-04
Assets
Cash and cash equivalents	$1,202	$556
Accounts receivable, less allowance for doubtful accounts	425	478
Contracts in process	3,469	3,514
Inventories	1,722	1,745
Deferred federal and foreign income taxes	435	469
Prepaid expenses and other current assets	314	343
Assets from discontinued operations	—	19

Total current assets	7,567	7,124
Property, plant and equipment, net	2,675	2,738
Deferred federal and foreign income taxes	—	71
Goodwill	11,554	11,516
Other assets, net	2,585	2,704

Total assets	$24,381	$24,153

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$79	$516
Subordinated notes payable	408	—
Advance payments and billings in excess of costs incurred	2,012	1,900
Accounts payable	962	867
Accrued salaries and wages	987	934
Other accrued expenses	1,403	1,403
Liabilities from discontinued operations	49	24

Total current liabilities	5,900	5,644
Accrued retiree benefits and other long-term liabilities	3,559	3,224
Deferred federal and foreign income taxes	125	—
Long-term debt	3,969	4,229
Subordinated notes payable	—	408
Minority interest	119	97
Stockholders’ equity	10,709	10,551

Total liabilities and stockholders’ equity	$24,381	$24,153

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Fourth Quarter 2005

(In millions)

Cash flow information
	Three Months Ended		Twelve Months Ended
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Income from continuing operations	$282	$246	$942	$439
Depreciation	92	94	354	361
Amortization	25	19	90	73
Working capital	530	435	424	650
Discontinued operations	25	(11)	(31)	(43)
Capital spending	(155)	(154)	(338)	(363)
Internal use software spending	(14)	(30)	(75)	(103)
Net activity in financing receivables	40	48	119	193
Other	233	102	617	398

Subtotal—free cash flow (a)	1,058	749	2,102	1,605
Sale of short-term investments	—	74	—	—
Acquisitions	(26)	(42)	(125)	(112)
Investment activity and divestitures	71	43	78	47
Dividends	(98)	(91)	(387)	(349)
Issuance of common stock	—	—	—	867
Repurchase of common stock	(46)	—	(436)	—
Debt repayments	(585)	(1,253)	(678)	(2,254)
Other	8	27	92	91

Total cash flow	$382	$(493)	$646	$(105)

Segment free cash flow information
	Three Months Ended		Twelve Months Ended
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Integrated Defense Systems	$63	$126	$338	$399
Intelligence and Information Systems	106	57	169	169
Missile Systems	(24)	65	274	285
Network Centric Systems	154	167	371	234
Space and Airborne Systems	247	80	267	237
Technical Services	42	38	114	58
Aircraft	155	101	73	234
Other	10	45	52	8
Discontinued operations	25	(11)	(31)	(43)
Corporate	280	81	475	24

Total free cash flow	$1,058	$749	$2,102	$1,605

(a) See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Non-GAAP Financial Measures

Fourth Quarter 2005

Free cash flow is a “non-GAAP” financial measure under SEC regulations. The Company defines free cash flow as operating cash flow less capital spending and internal use software spending. Our definition may differ from similarly titled measures used by others. The Company uses free cash flow to facilitate management’s internal comparisons to the Company’s historical operating results and to competitors’ operating results and as an element of management incentive compensation. The Company believes disclosure of free cash flow performance provides investors greater transparency with respect to information used by management in its financial and operational decision making. While this information may be useful in evaluating the Company, it should be considered supplemental to and not as a substitute for financial information prepared in accordance with generally accepted accounting principles.

Free cash flow
	Three Months Ended		Twelve Months Ended
	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Operating cash flow	$1,227	$933	$2,515	$2,071
Less: Capital spending	(155)	(154)	(338)	(363)
Internal use software spending	(14)	(30)	(75)	(103)

Free cash flow	1,058	749	2,102	1,605
Plus: Discontinued operations	(25)	11	31	43

Free cash flow from continuing operations	$1,033	$760	$2,133	$1,648